Exhibit 99.3

BioLife Solutions, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheets

September 30, 2019

(In thousands)

	Historical BioLife	Historical CBS	Pro Forma Adjustments	Notes (1)	Pro Forma Combined
Assets
Current Assets
Cash and cash equivalents	$21,205	$1	$(11,001)	(a)	$10,205
Accounts receivable, net	4,313	1,503	—		5,816
Inventories	5,694	2,794	135	(b)	8,623
Prepaid expenses and other current assets	855	41	—		896
Total current assets	32,067	4,339	(10,866)		25,540
Property and equipment, net	2,136	3,239	371	(c)	5,746
Operating lease right-of-use assets	1,177	—	—		1,177
Assets held for lease	2,976	—	—		2,976
Intangible assets, net	16,485	—	6,790	(d)	23,275
Goodwill	28,351	—	3,597	(e)	31,948
Investments	1,000	—	—		1,000
Other assets	36	—	—		36
Total assets	$84,228	$7,578	$(108)		$91,698
Liabilities and Stockholders Equity
Current liabilities
Accounts payable	$1,570	$2,050	$—		$3,620
Accrued expenses and other current liabilities	230	530	—		760
Accrued compensation	1,576	—	—		1,576
Current portion of long-term debt	—	398	(398)	(f)	—
Bank overdraft and line of credit	—	1,448	(1,448)	(f)	—
Due to related parties	—	871	(871)	(f)	—
Contingent consideration	371	—	21	(g)	392
Lease liability - operating, current portion	771	—	—		771
Other liabilities	426	—	—		426
Total current liabilities	4,944	5,297	(2,696)		7,545
Long-term lease liability - operating	753	—	—		753
Contingent consideration	1,560	—	869	(g)	2,429
Other long-term liabilities	9	1,335	(1,335)	(f)	9
Total liabilities	7,266	6,632	(3,162)		10,736

Shareholder’s equity
Common stock	20	—	—	(h)	20
Additional paid-in capital	137,392	—	4,000	(h)	141,392
Accumulated deficit	(60,450)	946	(946)	(i)	(60,450)
Total shareholder’s equity	76,962	946	3,054		80,962
Total liabilities and shareholder’s equity	$84,228	$7,578	$(108)		$91,698

(1)  See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements

BioLife Solutions, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended September 30, 2019

(In thousands, except share and per share data)

	Pro Forma Consolidated Adjusted Nine Months Ended September 30, 2019	Historical CBS	Pro Forma Adjustments	Notes (1)	Pro Forma Combined
Product sales	$19,726	$9,423	$—		$29,149
Cost of product sales	6,500	6,445	—		12,945
Gross profit	13,226	2,978	—		16,204
Operating expenses
Research and development	4,170	518	546	(d),(j)	5,234
Sales and marketing	3,637	1,691	170	(d)	5,498
General and administrative	7,058	477	—		7,535
Acquisition Costs	291	—	(291)	(k)	—
Total operating expenses	15,156	2,686	425		18,267
Operating income (loss)	(1,930)	292	(425)		(2,063)
Other (expenses) income, net	412	(136)	136	(f)	412
Net income (loss)	$(1,518)	$156	(289)		$(1,651)
Net loss per share:
Basic	$(0.08)				$(0.08)
Diluted(2)	$(0.08)				$(0.08)
Weighted average common shares outstanding:
Basic	19,950,110		234,219		20,184,329
Diluted	25,583,812		234,219		25,818,031

(1)	See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements
(2)	Common stock equivalents are excluded since the effect is anti-dilutive due to the Company’s pro forma net losses

BioLife Solutions, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Twelve Months Ended December 31, 2018

(In thousands, except share and per share data)

	Pro Forma Consolidated Adjusted Twelve Months Ended December 31, 2018	Historical CBS	Pro Forma Adjustments	Notes (1)	Pro Forma Combined
Product sales	$20,638	$11,715	$—		$32,353
Cost of product sales	7,067	8,006	—		15,073
Gross profit	13,571	3,709	—		17,280
Operating expenses
Research and development	4,483	935	727	(d),(j)	6,145
Sales and marketing	3,819	2,400	227	(d)	6,446
General and administrative	7,315	771			8,086
Acquisition Costs	—	—	—		—
Total operating expenses	15,617	4,106	954		20,677
Operating income (loss)	(2,046)	(397)	(954)		(3,397)
Other (expenses) income, net	271	(188)	188	(f)	271
Net income (loss)	(1,775)	(585)	(766)		(3,126)
Less: Preferred stock dividends and impact of redemption	(339)	—	—		(339)
Net income (loss) attributable to common stockholders	$(2,114)	$(585)	(766)		$(3,465)
Net loss per share:
Basic	$(0.12)				$(0.20)
Diluted(2)	$(0.12)				$(0.20)
Weighted average common shares outstanding:
Basic	17,356,465		234,219		17,590,684
Diluted	22,727,278		234,219		22,961,497

(1)	See Note 4 to the accompanying notes to unaudited pro forma condensed combined financial statements
(2)	Common stock equivalents are excluded since the effect is anti-dilutive due to the Company’s pro forma net losses

BioLife Solutions, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.	Description of the Transaction

As previously disclosed, on November 12, 2019, BioLife Solutions, Inc. (the “Company”) acquired (the “Acquisition”) substantially all of the assets of Custom Biogenic Systems, Inc. (“CBS”). CBS, a privately held company with operations located near Detroit, is a global leader in the design and manufacture of state-of-the-art liquid nitrogen laboratory freezers and cryogenic equipment. CBS also offers a related cloud-based monitoring system that continuously assesses biologic sample storage conditions and alerts equipment owners if a fault condition occurs.

CBS founder, sole shareholder and CEO John Brothers received $11 million in cash and $4 million of BioLife common stock in consideration for the asset sale. Brothers, now Vice President, Advanced Freezer Technologies at BioLife, may earn up to an additional $15 million in cash or stock over the next five years, based on exceeding certain annual new product revenue goals.

2.	Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements combine the historical consolidated financial statements of Biolife and those of CBS after giving effect to the Acquisition, using the acquisition method of accounting in accordance with Accounting Standards Codification (ASC) 805, “Business Combinations”, and applying the assumptions and adjustments described in the accompanying notes. The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 combine BioLife’s operating results for the nine months ended September 30, 2019, after giving effect to the unaudited pro forma operating results of our April 1, 2019 Astero acquisition for the three months ended March 31, 2019 and the unaudited pro forma operating results of our August 7, 2019 SAVSU acquisition prior to our acquisition date (see our Form 8-K/A filed October 23, 2019), with the operating results of CBS for the nine months ended September 30, 2019.  The unaudited pro forma condensed combined statements of operations for the 12 months ended December 31, 2018 combine BioLife’s operating results for the twelve months ended December 31, 2018, which include and the unaudited pro forma to operating results of Astero and SAVSU for the twelve months ended December 31, 2018, with the operating results of CBS and for the twelve months ended December 31, 2018.  The unaudited pro forma condensed balance sheets combine BioLife’s balance sheet as of September 30, 2019 with the balance sheet of CBS as of September 30, 2019.

The unaudited pro forma condensed combined statements of operations and balance sheets give effect to the Acquisition as if such acquisition had occurred at the beginning of the year. The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination. The unaudited pro forma condensed combined financial information herein should be read in conjunction with the historical financial statements and the related notes thereto of BioLife which are presented in the Annual Report on Form 10-K for the year ended December 31, 2018. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved if the Acquisition had been consummated as of the beginning of the period presented, nor are they necessarily indicative of the future operating results of the combined company. No effect has been given in these pro forma financial statements for synergistic benefits that may be realized through the combination or costs that may be incurred in integrating operations.

3.	Estimated consideration and preliminary purchase price allocation

BioLife accounted for the Acquisition as the purchase of a business under U.S. GAAP. Under the acquisition method of accounting, the assets of CBS will be recorded as of the acquisition date, at their fair values, and consolidated with BioLife. The preliminary fair value of the net tangible assets acquired is $5.5 million, the preliminary fair value of the identifiable intangibles is $10.4 million, and the preliminary residual goodwill is $3.6 million. The fair value estimates required critical estimates, including, but not limited to, future expected cash flows, revenue and expense projections, discount rates, revenue volatility, and royalty rates. BioLife believes these estimates to be reasonable. Actual results may differ from these estimates.

Total consideration transferred (in thousands):

Cash consideration	$11,000
Stock consideration	4,000
Contingent consideration	890
Total consideration transferred	$15,890

Transaction costs related to the acquisition are expensed as incurred and are not included in the calculation of consideration transferred.

The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values, as well as the associated estimated useful lives of the acquired intangible assets (amounts in thousands). Such amounts were estimated using the most recent financial statements from CBS as of September 30, 2019.

Accounts receivable, net	1,503
Inventory	2,929
Prepaid expenses and other current assets	41
Property, plant and equipment, net	3,610
Customer relationships	560
Tradenames	800
Developed technology	5,430
Goodwill	3,597
Accounts Payable	(2,050)
Other liabilities	(530)
Fair value of net assets acquired	$15,890

The fair value of CBS’s identifiable intangible assets and weighted average useful lives have been preliminary estimated as follows (amounts in thousands):

	Estimated Fair Value	Estimated Useful Life (Years)
Customer relationships	$560	6
Tradenames	800	6
Acquired technologies	5,430	9
Total identifiable intangible assets	$6,790

Fair value measurement methodologies used to calculate the value of any asset can be broadly classified into one of three approaches, referred to as the cost, market and income approaches. In any fair value measurement analysis, all three approaches must be considered, and the approach or approaches deemed most relevant will then be selected for use in the fair value measurement of that asset. The fair value of identifiable intangible assets was determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. The fair value of inventories was determined using both the “cost approach” and the “market approach” and the fair value of property, plant and equipment was determined using the “market approach”.

Some of the more significant assumptions inherent in the development of intangible asset fair values, from the perspective of a market participant, include, but are not limited to (i) the amount and timing of projected future cash flows (including revenue and expenses), (ii) the discount rate selected to measure the risks inherent in the future cash flows, (iii) the assessment of the asset’s life cycle, and (iv) the competitive trends impacting the asset.

These preliminary estimates of fair value and estimated useful lives may be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

4.	Pro Forma Adjustments

This note should be read in conjunction with Notes 1 and 2. Adjustments included in the pro forma adjustments column of the pro forma condensed combined statement of operations and the pro forma condensed combined balance sheet include the following, as indicated in the “Notes” column thereto:

(a)	An adjustment to cash of $11.0 million for the estimated non-contingent cash portion of the transaction price, include $450,000 in escrow less the cash not purchased per the asset purchase agreement
(b)

The adjustment represents the estimated step-up of CBS inventory by $500,000 from carrying value less an inventory reserve of $365,000. The fair value calculation is preliminary and subject to change. The step-up in inventory will increase cost of sales as inventory is sold. The increase is not reflected in the pro forma condensed combined statements of operation because it does not have a continuing impact.

(c)

The adjustment represents the estimated fair market value of CBS fixed assets by $371,000 from historical cost basis. The fair value calculation is preliminary and subject to change and will be depreciated over the remaining useful life of the assets.

(d)

Reflects the preliminary fair value estimate of identifiable intangible assets to be acquired by BioLife of $6.8 million, with a continuing annual amortization impact of $830,000. The fair value calculation is preliminary and subject to change. The identifiable intangible assets include developed technology, customer relationships, and trade names. The fair value of the identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of all the expected future cash flows.

(e)	Reflects the adjustments to record goodwill related to the transaction.
(f)	No debt or bank payables was assumed under the asset purchase agreement. The associated interest expense was eliminated in the pro forma adjustments due to the debt no longer being outstanding.
(g)

Represents fair value of contingent consideration. We assessed the payoff structure of our contingent consideration and determined the payoff was nonlinear and since it is related to revenue, carried non-diversifiable risk. In addition, due to the cap, the earnout payoff structure is path dependent and therefore a Monte Carlo simulation was appropriate. The Monte Carlo model requires assumptions including volatility, credit risk, and time value discount rates. The fair value calculation is preliminary and subject to change.

(h)	Represents the fair value of stock of the transaction price.
(i)	Represents the elimination of historical equity of CBS.
(j)

Represents salary increase of $124,000 for the twelve months ended December 31, 2018 and salary increase of $93,000 for the nine months ended September 30, 2019 related to one key executive retained from CBS.

(k)	Represents the elimination of acquisition costs as these expenses will not have a continuing impact.